Exhibit 99.1

STONE ENERGY CORPORATION
 Announces 2005 Capital Spending and Rockies Acreage Acquisition

NYSE — SGY
LAFAYETTE, LA. December 7, 2004

        Stone Energy Corporation (NYSE: SGY) announced that the board of directors have approved a 2005 capital spending budget of $315 million, before acquisitions and capitalized overhead costs, which includes the drilling of 62 gross wells (39 net wells). We expect approximately 15% of this spending to be allocated to exploratory drilling in the deep water of the Gulf of Mexico. Approximately 50% of this spending budget is allocated to exploratory and development operations in the conventional Gulf of Mexico shelf (including onshore), 20% to the deep shelf of the Gulf of Mexico and 15% to the Rocky Mountains.

        Additionally, we acquired the leasehold rights to approximately 27,000 net acres in Utah for approximately $5 million. We intend to test the coalbed methane potential of this acreage at depths of 2,000 to 4,000 feet with a three to five well exploratory program during 2005 followed by a development program if exploration is successful. This project is located approximately 40 miles southeast of our Monument Butte field and represents our first move into a coalbed methane play.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the conventional GOM shelf, GOM deep shelf, GOM deep water and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking, and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.